Exhibit 2.2

AMENDMENT TO AGREEMENT AND PLAN OF MERGER AND CONSENT

THIS AMENDMENT TO AGREEMENT AND PLAN OF MERGER AND CONSENT (this “Agreement”) is made and entered into as of March 31, 2013, between Millennial Media, Inc., a Delaware corporation (“Parent”) and Metaresolver, Inc., a Delaware corporation (the “Company”).  Capitalized terms not herein defined shall have the meanings ascribed to them in the Merger Agreement (as defined below).

RECITALS

WHEREAS, Parent, Mojo Merger Sub, Inc., a Delaware corporation and a wholly-owned subsidiary of Parent, the Company and Michael Dearing, as the Stockholders’ Representative, have entered into that certain Agreement and Plan of Merger, dated as of February 15, 2013 (the “Merger Agreement”);

WHEREAS, pursuant to Section 10.1 of the Merger Agreement, the Merger Agreement may not be amended except by an instrument in writing signed on behalf of the Company and Parent (prior to the Closing); and

WHEREAS, the Company and Parent desire to amend the Merger Agreement as set forth herein.

NOW, THEREFORE, in consideration of the foregoing recitals and for other consideration, the adequacy and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

ARTICLE I

1.             AMENDMENT; CONSENT.

1.1          The definition of “Closing Date Working Capital” is amended and restated in its entirety as follows:

“Closing Date Working Capital” shall mean shall mean the Net Working Capital of the Company as of 5:00 p.m. Pacific Daylight Time on March 31, 2013.”

1.2          The definition of “Merger Consideration Amount” is amended and restated in its entirety as follows:

“Merger Consideration Amount” shall mean cash in an amount equal to (a) fourteen million dollars ($14,000,000), minus (b) the Transaction Expenses at Closing, minus (c) the Indebtedness (if any) at Closing, and minus (d) the amount (if any) by which the Net Working Capital as of 5:00 p.m. Pacific Daylight Time on March 31, 2013 is less than $140,000.”

1.3          The last paragraph of Section 10.9 is amended and restated in its entirety as follows:

“in the case of notices to the Company (prior to Closing), with a copy to (which shall not constitute notice):

Wilson Sonsini Goodrich & Rosati, P.C.

701 Fifth Avenue, Suite 5100

Seattle, WA 98104

Attention: Craig Sherman

Facsimile: (206) 883-2699

in the case of notices to the Stockholders’ Representative (after the Closing), with a copy to (which shall not constitute notice):

Gunderson Dettmer Stough Villeneuve Franklin & Hachigian, LLP

1200 Seaport Blvd.

Redwood City, CA 94063

Attention: Michael H. Irvine

Facsimile: (650) 321-2800”

1.4          Parent hereby consents to the Company entering into that certain Master Services Agreement, dated February 25, 2013, between the Company and Gatheringpoint Digital LLC, a California limited liability company.

2.                                      ADDITIONAL PROVISIONS

2.1.         ENTIRE AGREEMENT AND MODIFICATION.  This Agreement constitutes the entire agreement among the parties with respect to the subject matter hereof and supersedes all prior agreements (whether written or oral and whether express or implied) among any parties to the extent related to the subject matter hereof.  This Agreement may not be modified or amended except by an agreement in writing signed by the parties.

2.2          COUNTERPARTS.  This Agreement may be executed in counterparts, each of which shall be deemed an original but all of which together will constitute one and the same instrument.

2.3          HEADINGS.  The Section headings contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.

2.5          AUTHORITY. Each party hereto represents and warrants to the other party that it has all requisite corporate power and authority to execute and deliver this Agreement and to carry out the provisions of this Agreement.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date set forth above.

MILLENNIAL MEDIA, INC.

By:	/s/ Ho Shin
Name:	Ho Shin
Title:	General Counsel

[Signature Page to Side Letter]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date set forth above.

METARESOLVER, INC.

By:	/s/ James McAteer
Name:	James McAteer
Title:	CEO

[Signature Page to Amendment and Consent]